Exhibit 99.1

PROCENTURY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

COLUMBUS, OHIO, JUNE 7, 2004 – PROCENTURY CORPORATION (NASDAQ: PROS) today announced financial results for the three months ended March 31, 2004. These results were also contained in the Company’s quarterly report on Form 10-Q filed with the SEC on Friday, June 4, 2004.

On April 26, 2004, ProCentury completed an initial public offering (IPO) in which it issued eight million of its common shares at an initial offering price of $10.50 per share. In connection with the IPO, the Company exited the specialty surety lines of business through the disposition of its subsidiaries, Evergreen National Indemnity Company and Continental Heritage Insurance Company. As a result, following the IPO, ProCentury’s sole remaining insurance subsidiary is Century Surety Company, allowing the Company to focus on its property and casualty excess and surplus lines of business. As of April 26, 2004, Evergreen and Continental and the related specialty surety lines of business are no longer a part of ProCentury.

The following financial results are expressed on both a reported (GAAP) and pro forma basis. The pro forma information gives effect to the disposition of our specialty surety lines as if it occurred on January 1, 2004. The Company believes that the pro forma information provides useful information to investors because it excludes the performance of Evergreen and Continental, which are no longer part of the Company. A reconciliation of the pro forma information to the Company’s reported results is contained in the financial tables accompanying this release and in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004.

Financial Results

ProCentury’s net income for the quarter ended March 31, 2004 was $2.9 million or $0.58 per share compared to $848,000 or $0.17 per share for the same period in 2003. Gross written premiums were $49.4 million in the first quarter of 2004 compared to $39.9 million for the first quarter of 2003. Net premiums earned were $34.5 million in the first quarter of 2004 compared with $24.6 million reported for the same period of 2003. The combined ratio was 91.5% for the quarter ended March 31, 2004, compared with 97.5% for the first quarter of 2003.

Pro Forma Financial Results

ProCentury’s pro forma net income was $2.6 million or $0.19 per share for the quarter ended March 31, 2004 based on 13.1 million common shares outstanding which includes the 8 million shares issued in the IPO. Pro forma gross written premiums were $42.9 million in the first quarter of 2004. Pro forma net written premiums were $36.6 million for the first quarter and net premiums earned were $32.1 million. The pro forma combined ratio for the first quarter of 2004 was 93.1%.

Edward Feighan, ProCentury’s Chief Executive Officer said, “We are very pleased with the results of the first quarter. The capital we raised with our initial public offering has created opportunities for us in the marketplace and allows us to support our strategy to pursue opportunistic niches in the non-admitted market. We are now singularly focused on enhancing shareholder value by continuing to execute on our growth strategy while maintaining a disciplined underwriting practice.”

Commenting on the results of the quarter, Chris Timm, President of Century Surety Company said, “All of the newly implemented strategies and procedures that were put in place to prepare the Company for the IPO have proven to be highly effective. We continue to monitor loss reserves and expenses closely as we focus on maintaining underwriting profitability.”

Future Outlook

The following forward looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward looking statements below.

The Company is currently expecting gross written premiums for the year ended December 31, 2004 to range between $190 and $205 million.

Earnings Conference Call

ProCentury’s first quarter 2004 results will be discussed in more detail on Tuesday, June 8{H} th {/H} at 11:00 a.m. EDT (8:00 a.m. PDT). To listen to the call, please dial 888-339-2688 approximately five minutes prior to the start of the call. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EDT on June 8, until 4:00 p.m. EDT on June 9, 2004. The access number for the replay is 888-286-8010 and the pass code is 34179926.

About ProCentury Corporation

ProCentury Corporation (NASDAQ: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents and brokers.

NOTE ON FORWARD LOOKING STATEMENTS

Some of the statements in this press release that are not historical statements including the statements under “future outlook,” are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to government and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, refer to documents we file with the Securities and Exchange Commission.

CONTACT:
Mary Magnani
Corporate Communications Manager
marymagnani@procentury.com
614-839-7528

PROCENTURY CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2004	2003
Premiums earned	$34,510,056	24,592,293
Net investment income	2,314,140	1,587,310
Net realized investment gains	160,770	82,050

Total revenues	36,984,966	26,261,653

Losses and loss expenses	18,674,975	13,898,874
Amortization of deferred policy acquisition costs	8,784,768	5,796,666
Other operating expenses	4,102,115	4,273,654
Interest expense	415,212	317,787

Total expenses	31,977,070	24,286,981

Income before gain on sale of minority interest in subsidiary, net	5,007,896	1,974,672
Gain on sale of minority interest in subsidiary, net of transaction fees	—	97,499

Income before minority interest and income tax expense	5,007,896	2,072,171
Minority interest	564,124	490,311
Income tax expense	1,555,898	734,333

Net income	$2,887,874	847,527

Basic and diluted net income per share:
Net income	$0.58	0.17

Weighted average of shares outstanding	5,000,532	5,000,532

PROCENTURY CORPORATION AND SUBSIDIARIES

Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2004

(Unaudited)

		Evergreen
	ProCentury	And Continental				ProCentury
	Historical	Pro Forma		Other		Pro Forma
	(dollars in thousands)
Gross written premiums	$49,364	6,491		—		42,873
Net written premium	$38,032	1,391		—		36,641
Premiums earned	$34,510	2,454	(1)	—		32,056
Net investment income	2,314	349	(2)	—		1,965
Net realized investment gains	161	38	(3)	—		123

Total revenues	36,985	2,841		—		34,144
Losses and loss expenses	18,675	(216	)(1)	—		18,891
Amortization of deferred policy acquisition costs and other operating expenses	12,887	930	(1)	1,009	(5)	10,948
Interest expense	415	—		—		415

Total expenses	31,977	714		1,009		30,254

Income (loss) before minority interest and income tax expense	5,008	2,127		(1,009)		3,890
Minority interest	564	—		564	(6)	—
Income tax expense (benefit)	1,556	731	(4)	(500	)(7)	1,325

Net income (loss)	$2,888	1,396		(1,073)		2,565

Key Financial Ratios
Loss and loss expense ratio	54.11%					58.93%
Expense ratio	37.34					34.15

Combined Ratio	91.45%					93.08%

(1)	The adjustments for Evergreen and Continental include the termination of intercompany pooling agreement and the implementation of the loss portfolio agreements that occurred effective January 1, 2004. With these adjustments, the activity in the ProCentury Pro Forma column only represents activity for the excess and surplus lines operations and activity related to the other exited lines including the workers’ compensation line and commercial automobile.

(2)	The investment income adjustment is calculated based on pro forma investment income balances for Evergreen and Continental and include the effects of the termination of the intercompany pooling agreement and the implementation of the loss portfolio agreements. The pro forma investment income balances for Evergreen and Continental are lower than their actual investment balances due to the fact that the termination of the intercompany pooling agreement and the implementation of the loss portfolio agreement requires Evergreen and Continental to transfer cash and investments to Century in amounts equal to loss and loss expense reserves and unearned premium.

(3)	Realized gains for Evergreen and Continental represent each company’s actual realized gain activity for the three months ended March 31, 2004.

(4)	Income tax expense for Evergreen and Continental represent each company’s actual tax expenses as adjusted by 35% of any pro forma adjustments such as net investment income. See notes 2 and 3 above.

(5)	This adjustment includes the following items that occurred in connection with the termination of the intercompany pooling agreement, the loss portfolio transfer and the IPO; $654,000 of income to ProCentury related to the reallocation of deferred acquisition costs from the termination of the intercompany pooling agreement and the loss portfolio transfer, $250,000 of a nonrecurring expense related to a severance agreement and $105,000 of expenses related to the IPO that could not be capitalized.

(6)	Minority interest resulted from the partial sales of Evergreen that occurred in 2003 and 2002. As this pro forma assumes that Evergreen is no longer part of ProCentury, minority interest has been adjusted accordingly.

(7)	The income tax adjustment in the Other column relates to the tax effect of the sale of Continental to Evergreen and the tax on the adjustments that are outlined in note 5 above. The pro forma income tax provision has been computed based on our estimated annual effective tax rate, which differs from the federal income tax rate of 35% principally because of tax-exempt investment income.